FUSION	Jonscott Turco
CONTACT:	212-201-2401
	jturco@fusiontel.com	FOR IMMEDIATE RELEASE

FUSION SURPASSES ONE MILLION SUBSCRIBERS TO
ITS EFONICA VoIP SERVICE

COMPANY FOCUSES ON GROWING DISTRIBUTION AND STRATEGIC
PARTNERSHIPS TO DRIVE REVENUE

NEW YORK, April 2, 2007 - Fusion (AMEX:FSN), a global communications service provider, today announced that it has registered more than One Million subscribers to its Efonica VoIP services.

“Fusion is very pleased to announce we have reached over One Million subscribers to our Efonica VoIP services”, said Matthew Rosen, President and CEO of Fusion. “Now that we have achieved this major milestone, we are concentrating our efforts on driving revenue through marketing our paid services to consumers and corporations, directly and through the creation of strategic distribution partnerships around the world”, continued Mr. Rosen.

Efonica offers subscribers the ability to call each other for free and the convenience of registering their existing landline or mobile telephone number as their Internet telephone number. Calls can be made to and from any combination of PCs, Internet phones, and regular telephones (with a SIP adapter), connected to either a wireless, broadband or dial-up Internet connection. The service incorporates Fusion’s patent-pending worldwide Internet area codeTM, which combined with a subscriber’s existing telephone number, further simplifies the process of making a call. Consumers subscribe to Efonica by visiting www.efonica.com and completing a simple registration process.

About Fusion:
Fusion provides its Efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in, and between Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently has more than One Million subscribers from over 100 countries. The company provides services to consumers, corporations, and communications carriers worldwide. For more information please go to http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.